Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Duke Holding Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	457(a)	2,875,000	$5.00	$14,375,000.00	0.0001381	$1,985.19
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	(2)	457(a)	1,437,500	$5.00	$7,187,500.00	0.0001381	$992.59

Total Offering Amounts:							$21,562,500.00		2,977.78
Total Fees Previously Paid:									992.59
Total Fee Offsets:									0.00
Net Fee Due:									$1,985.19

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Offering Note(s)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock to cover over-allotment, if any.
(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.